Exhibit 77Q(2) for Form N-SAR - Semi-Annual Period Ended
11-30-2006

First Trust Value Line(r) Dividend Fund

A late Form 3 was filed on behalf of Joseph McDermott for the First Trust Value Line(r) Dividend Fund on November 15,
2006 due to an administrative error. Joseph McDermott became Chief Compliance Officer of First Trust Advisors
L.P., investment manager of the First Trust Value Line(r)
Dividend Fund, on July 10, 2006.